Exhibit 21.1

SUBSIDIARIES OF LENDINGCLUB CORPORATION

The following are the direct subsidiaries of LendingClub Corporation as of March 31, 2012:

LC Advisors, LLC, a California limited liability company and wholly owned subsidiary of LendingClub Corporation